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                                                                      Exhibit 99

CAUTIONARY STATEMENTS PURSUANT TO THE SECURITIES LITIGATION REFORM ACT OF 1995

We wish to inform our investors of the following important factors that in some cases have affected, and in the future could affect, our results of operations and that could cause such future results of operations to differ materially from those expressed in any forward looking statements made by us or on our behalf. Disclosure of these factors is intended to permit us to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. We have discussed many of these factors in prior SEC filings. Though we have attempted to list comprehensively these important cautionary factors, we wish to caution investors that other factors may in the future prove to be important in affecting our results of operations.

Our business is highly cyclical.
The demand for our products depends upon the general economic conditions of the markets in which we compete. Downward economic cycles result in reductions in sales of our products, which may reduce our profits.

Our customer base is consolidated and we are dependent on a relatively small number of customers to account for a majority of our sales.
Our principal customers are independent equipment rental companies that purchase our equipment and rent it to end users. In recent years there has been substantial consolidation in ownership among rental companies, particularly in North America, which is our largest market. A limited number of these companies account for a substantial majority of our sales. Some of these large customers also are burdened by substantial debt and have limited liquidity, which has recently constrained their ability to purchase additional equipment. Any substantial change in purchasing decisions by one or more of our major customers, whether due to actions by our competitors, customer financial constraints or otherwise, could have an adverse effect on our business.

Our customers need financing to purchase our products and we increasingly must provide financing to our customers which exposes us to additional credit risk. Availability and cost of financing is a significant factor that affects demand for our products. Many of our customers can purchase equipment only when financing is available to them at a reasonable cost. Some of our customers are unable to obtain from banks or other third-party credit providers all of the financing needed to fully fund their entire demand for our equipment. We offer a variety of financing programs and terms to our customers. These include installment sales, finance leases, and guarantees or other credit enhancements of financing provided to our customers by third parties. On these transactions we are exposed to credit risk, including the risk of default by customers and any disparity between the cost and maturity of our funding sources and the yield and maturity of financing that we provide to our customers.

Our financial services business is new and has grown rapidly. Due to restrictions contained in our senior credit facilities and our otherwise limited capital, we are unable to fund all credit requests by our customers. Our ability to continue to meet customer credit needs depends largely on our ability to generate funds through syndicating or securitizing our existing portfolio of customer financing agreements. If we are unable to generate funds through this or some other manner, it will have an adverse effect on our future sales.




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We operate in a highly competitive industry.
We compete in a highly competitive industry. To compete successfully, our products must excel in terms of quality, price, breadth of product line, ease of use, safety and comfort, and we must also provide excellent customer service. The greater financial resources of certain of our competitors may put us at a competitive disadvantage. Certain competitors also may have the ability to develop product or service innovations that could put us at a disadvantage.

Our products involve risks of personal injury and property damage, which exposes us to potential liability.
Our business exposes us to possible claims for personal injury or death and property damage resulting form the use of equipment that we rent or sell. We maintain insurance through a combination of self-insurance retentions and excess insurance coverage at levels that we believe are sufficient to cover existing and future claims. We monitor claims and potential claims of which we become aware and establish reserves based on our liability estimates for such claims. We have not experienced any material losses in excess of estimates, however, we cannot assure you that existing or future claims will not exceed our estimates or level or insurance, or that insurance will continue to be available to us on economically reasonable terms.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.
We obtain raw materials and certain manufactured components from third-party suppliers. To reduce material costs and inventories, we rely on supplier partnership arrangements with preferred vendors as a sole source for "just-in-time" delivery of many raw materials and manufactured components. Because we maintain limited raw material inventories, even brief unanticipated delays in delivery by suppliers, including those due to capacity constraints, labor disputes, impaired financial condition of suppliers, weather emergencies or other natural disasters, may adversely affect our ability to satisfy our customers on a timely basis and thereby affect our financial performance.

We may face limitations on our ability to integrate acquired businesses.
We intend to continue our strategy of identifying and acquiring businesses with complementary products and services that we believe will enhance our operations and profitability. We may pay for future acquisitions from internally generated funds, bank borrowings, public offerings, private sales of stock or bonds, or some combination of these methods. However, we cannot give any assurance that we will be able to continue to find suitable businesses to purchase or that we will be able to raise the money necessary to complete future acquisitions.

In addition, we cannot guarantee that we will be able to successfully integrate any business we purchase into our existing business or that any acquired businesses will be profitable. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. If we are unable to complete the integration of new businesses in a timely manner, it could have a materially adverse effect on our results of operations and financial condition.

We are subject to currency fluctuations and other risks from our international operations.
Our products are sold in many countries around the world. Thus, our revenues are generated in foreign currencies, including the euro, the British pound sterling, and the Australian dollar, while costs incurred to generate those revenues are only partly incurred in the same currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings. To reduce this currency exchange risk, we may buy protecting or offsetting positions (known as "hedges") in certain currencies to reduce the risk of an adverse currency exchange movement. We have not engaged in any speculative or profit motivated hedging activities. Although we partially hedge our revenue and costs, currency fluctuations will impact our financial performance in the future.



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Our international operations are also subject to a number of potential risks.
Such risks include, among others, currency exchange controls, labor unrest, regional economic uncertainty, political instability, restrictions on the transfer of funds into or out of a country, export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support and potentially adverse tax consequences. These factors may have an adverse effect on our international operations in the future.

Compliance with environmental and other governmental regulations could be costly and require us to make significant expenditures.
We generate hazardous and nonhazardous wastes in the normal course of our manufacturing operations. As a result, we are subject to a wide range of federal, state, local and foreign environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects and also require compliance with certain practices when handling and disposing of hazardous and nonhazardous wastes. These laws and regulations also impose liability for the cost of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances.

We rely on key management and our ability to attract successor management personnel.
We rely on the management and leadership skills of our senior management team led by William M. Lasky, Chairman of the Board, President and Chief Executive Officer. The loss of his services or the services of other key personnel could have a significant, negative impact on our business. Similarly, any difficulty in attracting, assimilating and retaining other key management employees in the future could adversely affect our business.